July 8, 2021	Exhibit 5.1

23andMe Holding Co.

223 N. Mathilda Avenue

Sunnyvale, California 94086

Re:	23andMe Holding Co.

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to 23andMe Holding Co., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).

The Registration Statement relates to the proposed (a) offering and sale by the Company of up to (i) 25,065,665 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) upon the exercise of warrants (the “Warrants”) issued pursuant to the Warrant Agreement, dated as of October 1, 2020 (including the form of Warrant Certificate included therein, the “Warrant Agreement”), among the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, (such shares, the “Warrant Shares”) and (ii) 467,670 shares of Class A Common Stock reserved for issuance upon the exercise of options to purchase Class A Common Stock granted under the 23andMe Holding Co. 2021 Incentive Equity Plan (such shares, the “Option Shares”), and (b) resale by the selling stockholders described in the Registration Statement (the “Selling Stockholders”) of (i) up to 8,113,999 Warrants held by the Selling Stockholders (the “Secondary Warrants”), (ii) up to 8,113,999 Warrant Shares issuable upon exercise of the Secondary Warrants, (iii) up to 42,827,301 shares of Class A Common Stock held by the Selling Stockholders (the “Issued Shares”), and (iv) up to 229,999,553 shares of Class A Common Stock (the “Conversion Shares”) issuable upon conversion (on a one-for-one basis) of shares of shares of Class B common stock, par value $0.0001 per share, of the Company (the “Class B Shares”) held by the Selling Stockholders. The Issued Shares and the Class B Shares were issued pursuant to the following agreements (the “Agreements”): (i) the Securities Subscription Agreement, dated February 28, 2020, between the Company and VG Acquisition Sponsor LLC; (ii) the Agreement and Plan of Merger, dated as of February 4, 2021, by and among VG Acquisition Corp., Chrome Merger Sub, Inc., and 23andMe, Inc. (the “Merger Agreement”), as subsequently amended by that certain First Amendment to the Merger Agreement, dated as of February 13, 2021, and that certain Second Amendment to the Merger Agreement, dated as of March 25, 2021; and (iii) those certain Subscription Agreements entered into between the Company and certain of the Selling Stockholders.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, (ii) the Warrant Agreement, (iii) the Agreements, and (iv) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

Morgan, Lewis & Bockius LLP One Oxford Centre Thirty-Second Floor Pittsburgh, PA 15219-6401 United States	+1.412.560.3300 +1.412.560.7001

23andMe Holding Co.

July 8, 2021

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.

When the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, the Warrant Shares, when issued in accordance with the terms of the Warrant Agreement by the Company against payment of the exercise price therefor and registered in the Company’s share registry, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.0001 per share.

2.

The Option Shares have been duly authorized by all requisite corporate action on the part of the Company under the Delaware General Corporation Law (the “DGCL”) and, when issued and delivered by the Company against receipt of the exercise price therefor will be validly issued, fully paid and non-assessable.

3.	The Secondary Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

4.	The Issued Shares have been validly issued, are fully paid and non-assessable.

5.

The Conversion Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, upon conversion of Class B Shares in accordance with the Company’s Amended and Restated Certificate of Incorporation, when such Conversion Shares are issued and delivered by the Company to the Selling Stockholders, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

The opinions expressed herein are limited to the DGCL and the laws of the State of New York, and we express no opinion as to laws of any other jurisdiction.

23andMe Holding Co.

July 8, 2021

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP